DSTLD

Hannah Laverty <hannah@dstld.la>

Put Your Money Where Your Style Is

1 message

DSTLD <hello@dstld.la> Tue, May 17, 2016 at 2:45 PM
Reply-To: DSTLD <hello@dstld.la>
To: media@dstld.la

Watch our new video. View this email in your browser

DSTLD LUXE ESSENTIALS. NO RETAIL MARKUP.


DON'T JUST BUY THE CLOTHES YOU WEAR, INVEST IN THEM.
Learn more about owning a piece of DSTLD

We consider our equity crowdfunding campaign another necessary step in cutting out the middleman and in creating the most value for our customers. New funding will allow us to invest in more of the products you know and love, as well as develop the items you've been asking for. It also allows us to keep our autonomy and work toward the needs of ***you*** rather than the interests of venture capitalists.

As we get ready for the launch of our live round in a few short weeks, this is the last chance for you to indicate interest to invest in DSTLD. As a reminder, indicating interest in non-binding.

Check out our short video from co-founders Corey Epstein and Mark Lynn for an

inside look into DSTLD and our campaign.


DSTLD
INVEST
IN DSTLD

WATCH VIDEO

Denim.LA, Inc. ("DSTLD") is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from https://www.seedinvest.com/dstld/series.a.

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Our mailing address is:
DSTLD
8899 Beverly Blvd
West Hollywood, CA 90048